Exhibit 99

Contact:	Curtis A. Sampson, Chairman and Chief Executive Officer

Steven H. Sjogren, President

Paul N. Hanson, Vice President and Treasurer

For Immediate Release

Hector Communications Corporation Reports Revenues and Earnings for 2005 Third Quarter

November 7, 2005—Hector, MN—Hector Communications Corporation (AMEX: HCT) today reported operating results for its third quarter and nine month periods ended September 30, 2005. Revenues were $8,133,000 for the three months ended September 30, 2005, an increase of 4% from $7,806,000 in 2004. The revenue increase was mainly due to cost study settlement payments from NECA and revenues from new access agreements negotiated with wireless carriers.  Operating income increased 8% to $2,078,000 compared to $1,923,000 in 2004. Income from the Company’s investment in Midwest Wireless Holdings LLC was $1,238,000 in the 2005 period compared to $843,000 in 2004. Net income was $1,677,000 or $.41 per diluted share in 2005 compared to $1,294,000 or $.32 per diluted share in 2004.

Revenues were $23,640,000 for the nine months ended September 30, 2005, down a fraction of a percent from $23,743,000 in 2004. Operating income increased 5% to $5,607,000 compared to $5,356,000 in 2004.  Income from the Company’s investment in Midwest Wireless Holdings LLC was $3,605,000 in the 2005 period compared to $2,151,000 in 2004. Net income was $4,556,000 or $1.12 per diluted share in 2005 compared to $3,442,000 or $.87 per diluted share in 2004.

Curtis A. Sampson, Chairman and Chief Executive Officer, said  “Our outlook on our industry has not changed. Our core business, wireline telephone service in rural communities, will continue to face significant challenges.  Hector’s investment in Midwest Wireless is the engine that has driven the Company’s earnings growth for several years and especially in 2005. Recently, Midwest Wireless announced that it is engaged in a process that could lead to the sale of the Company.  If a sale occurs, Hector’s share of the sale proceeds will give us unprecedented ability to reward our shareholders and/or make strategic investments.  The management and Board of Directors of the Company continue to assess all strategic options available to us as we await the results of the Midwest Wireless sales process.”

Hector Communications Corporation is a telecommunications holding company that, through its subsidiaries, provides local telephone, video and high-speed Internet service in rural communities in Minnesota, Wisconsin and North Dakota.  The Company serves 29,060 telephone access lines, 7,950 cable television subscribers and 11,040 Internet customers and has minority ownership interests in other telecommunications companies.

From time to time in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders and the investing public, the Company may make statements regarding the Company’s future financial performance.  Such forward looking statements are subject to risks and uncertainties, including but not limited to, the effects of the Telecommunications Act, new technological developments which may reduce barriers for competitors entering the Company’s local exchange or cable television markets, higher than expected expenses and other risks involving the telecommunications industry generally.  All such forward-looking statements should be considered in light of such risks and uncertainties.

Hector Communications Corporation and Subsidiaries

 Earnings Summary

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues	$8,133,329	$7,805,590	$23,640,418	$23,743,249
Operating income	2,077,838	1,923,268	5,607,368	5,356,219
Other income (expense):
Income from investments:
Midwest Wireless Holdings, LLC	1,238,173	842,842	3,605,391	2,151,089
Other unconsolidated affiliates	91,461	52,003	135,890	231,444
Interest and dividend income	166,494	75,043	553,539	191,575
Interest expense	(748,016)	(728,323)	(2,223,363)	(2,216,200)
Gain on sale of business		12,805		41,395
Net other income	748,112	254,370	2,071,457	399,303

Income before income taxes	2,825,950	2,177,638	7,678,825	5,755,522
Income tax expense	1,149,000	884,000	3,123,000	2,314,000
Net Income	$1,676,950	$1,293,638	$4,555,825	$3,441,522

Basic net income per common share	$.44	$.35	$1.21	$.95
Diluted net income per share	$.41	$.32	$1.12	$.87

Hector Communications Corporation and Subsidiaries

Condensed Balance Sheet

	September 30	December 31
	2005	2004
Cash and cash equivalents	$25,238,604	$19,980,506
Other current assets	4,971,085	8,032,610
Property, plant and equipment, net	37,032,019	40,040,493
Excess of cost over net assets acquired	30,921,094	30,921,094
Investment in Midwest Wireless Holdings, LLC	17,514,420	15,380,543
Investments in other unconsolidated affiliates	3,294,339	3,304,726
Other investments	8,138,543	6,880,549
Other assets	350,890	382,322
Total Assets	$127,460,994	$124,922,843

Notes payable and current portion of long-term debt	$6,481,500	$6,352,000
Other current liabilities	4,454,508	4,060,611
Long-term debt, less current portion	50,351,244	54,084,480
Deferred taxes and credits	5,983,462	5,463,894
Deferred compensation	740,342	749,128
Stockholders’ equity	59,449,938	54,212,730
Total Liabilities and Stockholders’ Equity	$127,460,994	$124,922,843